Exhibit 4(b).2
OFFER TO PURCHASE

NAME:  Current Capital Corp.

of the city/town of Toronto in the province of Ontario (as Purchaser)

     HEREBY AGREES TO AND WITH Dealcheck.com Inc. (as Vendor) to purchase the following shares owned by the Vendor for prices stated there against and subject to the condition described herein, which amount is hereby considered fully paid by way of applying the amount owed against the balanced owed by the Vendor to the Purchaser.

165,921	common shares of XLoom Holdings, Inc.	$ 1,659 US	$ 2,488 CDN

     Condition which will survive the sale for a period of five years from the date of this Agreement -

     Should the purchaser dispose of the purchased shares in either company at a price higher than the purchase price stated above, the excess over the purchase price will be shared with the Vendor at the rate of 50% to the vendor and 50% to the Purchaser

     The Vendor represents and warrants that it is the owner of the assets herein agreed to be purchased, and that the same are free and clear of all liens and encumbrances whatsoever.

     The Vendor represents and warrants that it is the owner of the assets herein agreed to be purchased, and that the same are free and clear of all liens and encumbrances whatsoever.

     The Purchaser acknowledges that it is aware of the facts that:

  XLoom Holdings, Inc. is a private company and its common shares currently do not have any market and are not trading publicly,

     This Offer when accepted shall constitute a binding contract of purchase and sale, and time in all respects shall be of the essence of this Agreement.

     The parties hereto agree that there is no representation, warranty collateral agreement or condition affecting this Agreement or stipulated hereby other than as expressed herein in writing.

     This Offer and its acceptance to be read with all changes of gender or number required by the context.

DATED at Toronto this 31st day of March, 2002.

SIGNED, SEALED AND	)
DELIVERED in the	)
presence of	)	/s/ Robert Kennedy
	)	Robert Kennedy, President
	)	Current Capital Corp.
)

The undersigned Vendor hereby accepts the foregoing offer.

DATED at Toronto this 31st day of March, 2002.

SIGNED, SEALED AND	)
DELIVERED in the	)
presence of	)	/s/ Terence Robinson
	)	For Dealcheck.com Inc
	)	Terence Robinson
)